October 2, 2018

Brian K. Miller
Executive Vice President and Chief Financial Officer
Tyler Technologies, Inc.
5101 Tennyson Parkway
Plano, TX 75024

       Re: Tyler Technologies, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 21, 2018
           Form 10-Q for the Quarterly Period Ended June 30, 2018
           Filed August 1, 2018
           File No. 001-10485

Dear Mr. Miller:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services